Exhibit 99.1


                 Nokia Agrees to Pay InterDigital $253 Million;

     Companies Resolve Outstanding 2G Royalty Dispute and Related Litigation Matters as Well as Royalty Issues on Nokia's 3G Sales to Date; InterDigital
               to Host Conference Call at 9:00 a.m. EDT, April 28


     KING OF PRUSSIA, Pa.--(BUSINESS WIRE)--April 27, 2006--InterDigital Communications Corporation (Nasdaq:IDCC) announced today that the company and its wholly-owned subsidiary InterDigital Technology Corporation have reached agreement with Nokia Corporation resolving the dispute regarding Nokia's royalty obligations for its sales of 2G TDMA-based products and related litigation matters. Under the agreement, Nokia is obligated to pay InterDigital a total of $253 million on or before April 28, 2006. Upon payment, Nokia will have a paid-up patent license covering sales of 2G TDMA-based products, which consist mainly of GSM/GPRS/EDGE terminal units and infrastructure. Also, InterDigital will release Nokia from infringement liability for its worldwide sales of 3G terminal units and infrastructure through April 26, 2006. The parties have agreed to terminate their 1999 patent license agreement originally scheduled to terminate at the end of 2006. As a result, Nokia's sales of 3G products after April 26, 2006 will be unlicensed. InterDigital expects to continue negotiations with Nokia on this issue.
     "Throughout this process, we were confident that we would be paid the amounts owed under the Arbitration Award by agreement or by court order," commented William J. Merritt, President and Chief Executive Officer of InterDigital. "Nokia's payment for its sales of 2G-TDMA based products falls within the range of our prior disclosures and is consistent with the royalty rates stated in the Award."
     Regarding future 3G sales, Mr. Merritt added, "We remain hopeful that we can reach an amicable resolution on this issue on terms acceptable to both parties. By terminating the current license agreement, the parties have a clean slate from which to work and resolve 3G issues."
     As part of the agreement, Nokia has agreed to dismiss its appeal filed in the United States Court of Appeals for the Second Circuit regarding the Arbitration Award and InterDigital has agreed to withdraw its arbitration demand recently filed with the International Chamber of Commerce dealing with the payment of royalties due under the Award. In addition, Nokia has agreed to withdraw its challenge before the High Court of Justice of England and Wales, Chancery Division, Patents Court as to three InterDigital TDMA-related patents. In exchange for its agreement to withdraw its challenge to these patents, InterDigital has agreed not to assert the three patents (and related non-U.K. counterparts) involved in that case against Nokia and that Nokia will have a worldwide paid-up license for single-mode TIA/EIA-95 products.

     Based upon its preliminary review of the accounting treatment for this matter, InterDigital believes that the entire $253 million payment will be recognized in its 2006 income statement. The company will provide additional detailed disclosure upon the completion of its analysis.

     Conference Call Information

     InterDigital will host a conference call on Friday, April 28, 2006 at 9:00 a.m. Eastern Daylight Time (EDT) to discuss the resolution. For a live Internet broadcast of the conference call visit www.interdigital.com, then click on the link to the Live Web Cast on the homepage. The company encourages participants to take advantage of the Internet option.
     To access the conference call by telephone within the U.S., please dial
(877) 505-0448 by 8:50 a.m. EDT on April 28 and ask the operator for the InterDigital Call. Participants calling from outside the U.S. should dial (706) 679-3165.
     In addition, a replay of the conference call will be available for 30 days on InterDigital's web site in the Investing section. A replay by phone will be available from 11:00 a.m. EDT April 28, 2006 through 11:00 p.m. EDT May 2, 2006. To access the recorded replay, dial (800) 642-1687 and use the confirmation code 8554788.

     About InterDigital

     InterDigital Communications Corporation designs, develops and provides advanced wireless technologies and products that drive voice and data communications. InterDigital is a leading contributor to the global wireless standards and holds a strong portfolio of patented technologies which it licenses to manufacturers of 2G, 2.5G, 3G and 802 products worldwide. Additionally, the company offers baseband product solutions and protocol software for 3G multimode terminals and converged devices, delivering time-to-market, performance and cost benefits. The company's financial strength and solid revenue base contribute to the continued investment in innovation and development that will shape the next generation of wireless technology. For more information, please visit InterDigital's web site: www.interdigital.com. InterDigital is a registered trademark of InterDigital.
     This press release contains forward-looking statements regarding our current beliefs, plans, and expectations as to (i) our ability to continue negotiations and reach an amicable resolution with Nokia regarding their sales of 3G terminal units and infrastructure after April 26, 2006 and (ii) the accounting for the resolution of the dispute and related litigation matters with Nokia. Words such as "expect," "future," "should," "continue," "will," "assessing," "anticipate" or similar expressions are intended to identify such forward-looking statements.
     Forward-looking statements are subject to risks and uncertainties, and actual outcomes could differ materially from those expressed in or anticipated by such forward-looking statements due to a variety of factors including those identified in this press release as well as the following: (i) difficulties in or unwillingness to cooperate in negotiations; (ii) unanticipated new litigation or arbitration proceedings; (iii) our success in securing other 3G patent licenses; and, (iv) new interpretations of the application of accounting literature to the resolution of these disputes. We undertake no duty to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.


     CONTACT: InterDigital Communications Corporation
              Media Contact:
              Jack Indekeu, 610-878-7800
              jack.indekeu@interdigital.com
                  or
              Investor Contact:
              Janet Point, 610-878-7800
              janet.point@interdigital.com